EXHIBIT 99.1

Splash Beverage Reports Second Quarter 2026 Results and Highlights Strategic Transformation Toward Endovia Health Sciences

The Company’s loss from continuing operations declined by approximately 64% for the first six months of 2026 as cost reductions take hold

FORT LAUDERDALE, Fla., August 20, 2026 — Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”) today reported financial results for the second quarter ended June 30, 2026, and provided an update on the Company’s ongoing strategic transformation toward Endovia Health Sciences.

For the six months ended June 30, 2026, the Company’s loss from continuing operations was approximately $4 million dollars, compared with approximately $11 million dollars for the six months ended June 30, 2025, representing an improvement of approximately $7 million dollars, or 64%. Management attributes the improvement primarily to significant cost-reduction initiatives that have been implemented over the past six (6) months as the Company has sought to shift its business focus and transition from the sale of alcoholic beverages to the development and commercialization of cannabinoid health and wellness products.

Building the Foundation

During the second quarter, management remained focused on reducing the Company’s operating cost structure, simplifying the business and strengthening its financial foundation.

Key developments included:

●	Reducing loss from continuing operations by approximately 64% year-over-year for the six-month period;

●	Continuing to reduce corporate overhead and administrative expenses;

●	Simplifying the Company’s operating structure and legacy obligations; and

●	Advancing the strategic repositioning of the business toward pharmaceutical, veterinary and cannabinoid-based health sciences opportunities.

“The first half of 2026 was about rebuilding the foundation of our Company,” said Brady Cobb, Interim Chief Executive Officer of Splash Beverage Group. “Through disciplined execution and significant cost reductions, we expect to reduce our loss from continuing operations by approximately 64% compared with the same period last year. That progress has given us a more efficient operating platform from which to execute the strategic initiatives announced following quarter-end.”

Executing the Transformation

Subsequent to June 30, 2026, the Company executed several strategic initiatives that management believes materially reposition the business for its next phase of growth.

CannEpil® Licensing

In early July 2026 Splash entered into an exclusive global license for CannEpil®, a pharmaceutical-grade cannabinoid platform originally developed for drug-resistant epilepsy, providing the Company with a differentiated pharmaceutical asset and a foundation for future regulated therapeutic opportunities.

Veterinary Expansion

The Company subsequently expanded its CannEpil® license to include veterinary applications, initially targeting companion-animal oncology and chronic pain management.

Lupvindol Development Collaboration

On July 31, 2026, Splash entered into a development and collaboration agreement with Lupvindol Biosciences Ltd. Under the agreement, Lupvindol will lead the scientific and FDA regulatory development of a CannEpil-based veterinary product through the FDA Center for Veterinary Medicine’s Investigational New Animal Drug, or INAD, and Conditional Approval pathways.

The collaboration is designed to advance product development, required preclinical and clinical studies, FDA submissions and potential future commercialization and licensing activities.

International Commercialization Efforts

The Company has also initiated preparations to relaunch CannEpil® through existing commercial and distribution relationships in the United Kingdom, Ireland and select Latin American markets.

Endovia Health Sciences

Splash has announced its intention to rebrand as Endovia Health Sciences, with a corporate name change and ticker symbol change expected to take effect on the NYSE American beginning on August 24, 2026. The rebranding reflects the Company’s evolution into a diversified cannabinoid-based health sciences platform focused on pharmaceutical commercialization, FDA-regulated human and veterinary therapeutics, and cannabinoid consumer wellness and beverage opportunities.

“The actions taken since quarter-end represent the execution phase of the strategy we spent the first half of the year preparing for,” Cobb continued. “We have added a differentiated pharmaceutical platform, expanded into FDA-regulated veterinary therapeutics, engaged an experienced cannabinoid drug-development team, begun rebuilding international commercialization and established a new corporate identity designed to reflect the company we are becoming.”

“Our focus remains straightforward: execute against measurable milestones, allocate capital responsibly and build a diversified cannabinoid-based health sciences platform capable of creating sustainable long-term value for our shareholders.”

About Splash Beverage Group, Inc.

Splash Beverage Group, Inc. (NYSE American: SBEV) is transitioning toward Endovia Health Sciences, a diversified cannabinoid-based health sciences platform focused on acquiring, developing and commercializing differentiated cannabinoid health technologies across pharmaceutical, veterinary and consumer wellness markets.

Where Science Meets Cannabinoid Innovation

More Information

Splash Beverage Group

Contact Information

Splash Beverage Group
Info@SplashBeverageGroup.com

Media Contact

Angela Gorman
AMWPR
angela@amwpr.com
917-348-0083

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s new strategic focus, efforts towards the development and commercialization of pharmaceutical products for humans and animals, anticipated trends and expectations for the Company’s business and industry and goals and expectations with respect to the Company’s new business strategy.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to raise the necessary capital to finance the its operations and business plan, satisfy its contractual obligations including our ability to maintain the license under the license agreement for the CannEpil® product on which the Company’s initial focus depends and related agreements in connection therewith, our ability to complete required studies, establish product safety and efficacy, obtain and maintain regulatory authorizations, protect intellectual property and the risk that competitors market the same or similar products, our commercialization or strategic-partnering arrangements, the risk that the market or demand for any resulting product we seek to commercialize in the future could be less than expected or projected, our ability to meet our debt obligations and the negative financial and operational consequences of failing to do so, our ability to comply with NYSE American’s continued listing standards and the risk that we may be delisted, the possibility that our expectations and perceived benefits with respect to our business plan and strategic transactions we may pursue prove to be incorrect, and risks with respect to our ability to negotiate and execute definitive agreements, satisfy closing conditions, or obtain required approvals with respect to any such strategic transaction. There can be no assurance that the Company’s goals and milestones will be achieved, that the Company or its collaborators will receive or maintain necessary regulatory authorizations or that any initiative will ultimately generate revenue.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and the Form S-1 filed on August 7, 2026, as amended. The Company undertakes no obligation to update forward-looking statements except as required by law.